                                                                     EXHIBIT 2.3

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE

In re:                                 :    Chapter 11
                                       :
PORTACOM WIRELESS, INC.,               :    Case No. 98-661 (PJW)
                                       :
          Debtor.                      :

           MOTION OF DEBTOR (A) TO ESTABLISH BIDDING PROCEDURES AND
             APPROVE A BREAK-UP FEE IN CONNECTION WITH THE SALE OF
            THE DEBTOR'S INTEREST IN CERTAIN PROPERTY OF THE ESTATE
               AND (B) TO APPROVE THE FORM AND MANNER OF NOTICE
               ------------------------------------------------

     PortaCom Wireless, Inc. (the "Debtor"), as debtor in possession, hereby moves this Court for the entry of an order (a) establishing bidding procedures and approving a break-up fee in connection with the sale of certain assets of the Debtor, and (b) approving the form and manner of notice (the "Motion"), and respectfully states in support thereof as follows:

                                 Background
                                 ----------

      1. On March 23, 1998 (the "Filing Date"), the Debtor filed a voluntary petition for reorganization under chapter 11 of title 11 the United States Code (the "Bankruptcy Code"). Since the Filing Date, the Debtor has continued in possession of its assets and operation of its business as a debtor-in-possession pursuant to (S)(S) 1107 and 1108 of the Bankruptcy Code.

      2. PortaCom Wireless, Inc., a publicly held Delaware corporation, develops wireless and wireline telecommunications services in selected developing world markets.

      3. The Debtor's assets consist primarily of its interest in 2,000,000 shares of common stock (the "MAC Shares") in Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share (the "Warrants").

      4. During this Chapter 11 case, the Debtor intends to sell its interest in the MAC Shares and Warrants pursuant to section 363 of the Bankruptcy Code. The Debtor believes, based on the current value of shares of common stock of VDC Corporation, Ltd. ("VDC"), that it will receive approximately $30 million, plus a deferred payment, in consideration for the sale of the MAC Shares and Warrants. The proceeds from the sale of the MAC Shares and Warrants (the "Sale Proceeds") will be used to maximize value to the Debtor's creditors and equity security holders and fund the Debtor's plan of reorganization.

      5. In 1996, the Debtor's business generated revenues of approximately $1,000,000 from one transaction (a break-up fee from a failed merger). In 1997, the Debtor did not generate any revenues. Due to the lack of capital resources, the Debtor's business activities have virtually come to a standstill. At the same time, the Debtor faced increasing pressure from trade creditors and, in certain instances, litigation in a variety of locations across the country.

      6. The Debtor determined that for it to maximize value to its shareholders and creditors, it was necessary to commence this chapter 11 case and to sell the MAC Shares and Warrants to the highest bidder pursuant to sections 363(b) and (f) of the Bankruptcy Code.

      7. Under the terms of that certain Postpetition Asset Purchase Agreement between the Debtor and VDC, the Debtor agreed to sell the MAC Shares and Warrants to VDC in consideration for 5.3 million shares of common stock of VDC and the difference between $700,000 and the Debtor's outstanding indebtedness arising from prepetition and postpetition financing provided by VDC (the "Purchase Offer"), subject to its receipt of higher and better offers. The proposed sale will generate value to creditors and the estate, based on the current market value of VDC common stock, of approximately $30 million, plus a deferred payment. This will, in turn, result in a fund for distribution under a plan which the Debtor anticipates will be sufficient to satisfy allowed unsecured claims in full and provide substantial value to the Debtor's shareholders. A true and correct copy of the Postpetition Asset Purchase Agreement is attached hereto as Exhibit "A".

                               Relief Requested
                               ----------------

      8. The Debtor requests the entry of an order establishing bidding procedures and approving a break-up fee in connection with the sale of the MAC Shares and Warrants. The Debtor also seeks approval of the form and manner of notice of these procedures. The relief sought is authorized by section 363 of the Bankruptcy Code and is designed to maximize value to the Debtor's creditors and equity security holders. In addition, the Debtor is requesting the Court to schedule a hearing to consider the Purchase Offer on or about April 15, 1998. The Debtor submits that a hearing held on that date will not require shortened notice and is within the time specified for notice under Federal Rule of Bankruptcy Procedure 2002(a).

                            The Bidding Procedures
                            ----------------------

      9. Both the Debtor and VDC recognize that the transaction contemplated by the Postpetition Asset Purchase Agreement will be subject to higher and better offers. Therefore, the Debtor seeks authority to implement certain procedures (the "Bidding Procedures") to assure that the Debtor has obtained the best return possible with respect to the MAC Shares and Warrants for the benefit of its estate and creditors.

      10. As set forth below, the Debtor will accept bids from interested third-parties pursuant to the Bidding Procedures. Bids will be accepted on a global basis for all of the MAC Shares and Warrants, to the extent that all, or some portion, of the MAC Shares and Warrants have not been otherwise disposed of pursuant to an Order of the Bankruptcy Court. To the extent that third-party offers are received by the Debtor, the Debtor will conduct an auction between and among VDC and other parties interested in bidding on the MAC Shares and Warrants. The Debtor, pursuant to this Motion, will seek authority to enter into an agreement with the Successful Bidder (as hereafter defined) for the purchase and sale of the MAC Shares and Warrants, subject to the approval of this Court at a duly scheduled hearing (the "Hearing").

                             Notice of the Auction
                             ---------------------

      11. Within five (5) business days following the entry of an order granting this Motion, or as soon thereafter as is practicable, the Debtor will
(a) publicize the auction of the MAC Shares and Warrants by publishing the Notice of Auction for the Purchase of Certain Property, a form of which is attached hereto and incorporated herein by reference as Exhibit "B" (the "Auction Notice"), in The Financial Times, and (b) serve a copy of the Auction
                      -------------------
Notice by first class U.S. mail, postage pre-paid, on all creditors and shareholders and any person or entity that has expressed to the Debtor a substantial interest in bidding on the MAC Shares and Warrants.

                              Bidding Guidelines
                              ------------------

      12. Any person, entity, or buyer who desires to purchase the MAC Shares and Warrants (collectively, a "Competing Bidder") must be present at the Auction (as hereinafter defined) and bid in accordance with the following procedures (a "Competing Bid"):

           (a) The Debtor will not consider offers for less than all the MAC Shares and Warrants.

           (b) To be eligible for participation in the Auction (as hereinafter defined), offers must:

               (1) be in writing and received by the Debtor's respective undersigned counsel no later that two (2) days prior to the date established for the Auction;

               (2) be made on terms and conditions that are substantially similar to those set forth in the Postpetition Asset Purchase Agreement;

               (3) contain a minimum initial bid providing consideration at least $2,000,000 higher than the consideration provided by the Purchase Offer;

               (4) be accompanied by a refundable deposit of 10% of the Competing Bid, payable in cash, certified check or cashier's check, which shall be delivered to the Debtor not later than the commencement of the Hearing;

               (5) not be contingent upon any unperformed due diligence investigation by the Competing Bidder, the receipt of financing or any board of directors, shareholders or other corporate approval;

               (6)  close the transaction prior to July 1, 1998;

               (7) be accompanied by proof in a form satisfactory to the Debtor of the Competing Bidder's financial ability to consummate its offer to purchase the MAC Shares and Warrants;

               (8) be in the form of a final written contract that will contain terms and conditions substantially similar to the Postpetition Asset Purchase Agreement signed by the Competing Bidder which, when and if determined by the Debtor and the Court to be the highest and best offer for the MAC Shares and Warrants (the "Successful Bid"), can be immediately countersigned by the Debtor and shall constitute a binding agreement between the parties thereto; and

               (9) acknowledge that the offer shall remain open and irrevocable until the earlier of (a) entry of an order approving the sale of the MAC Shares and Warrants, or (b) consummation of an agreement with any Competing Bidder.

           (c)  All offers are subject to approval of the Court at the Hearing.

                                  The Auction
                                  -----------

      13. The Debtor will conduct the Auction beginning at 10:00 a.m on the date of the Hearing and continue if necessary, from day to day until completed, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 1401 Walnut Street, Philadelphia, Pennsylvania 19102. At the Auction, VDC and all other interested parties will submit their highest and best bids to purchase the MAC Shares and Warrants.

      14. For purposes of determining whether a Competing Bid is higher and better than the Purchase Offer, the shares of VDC common stock will be valued based upon the mean of the last bid and ask prices per share as listed on the NASD Electronic Bulletin Board or other similar interdealer quotation system through which bid and ask prices for VDC are submitted, or any national securities exchange on which VDC is listed, for the consecutive five (5) trading days immediately preceding the Auction. In the event VDC is not trading on any exchange for the five (5) days prior to the Auction, the value of VDC common stock shall be the fair market value as reasonably determined by an investment banking firm selected by the Debtor, with the costs of such appraisal to be borne by the Debtor.

      15. At the commencement of the Auction, the Debtor will announce which bid (including the Purchase Offer and any Competing Bid) was the highest and best initial offer (the "Opening Bid"). Thereafter, the Debtor will open the bidding to submissions which are higher and better than the Opening Bid. Such bids, other than the minimum initial bid described in paragraph 12(b)(3) hereof, must be submitted in minimum increments of $100,000, until such time as the Debtor announces the Successful Bidder.

      16. The Debtor reserves the sole discretion to determine which bidder is the Successful Bidder.

      17. At the time the Successful Bidder is announced at the Auction, and in the event that such a Successful Bidder is a Competing Bidder, the Successful Bidder shall increase its deposit to twenty (20%) percent of the Successful Bid, which deposit shall be nonrefundable. If the Successful Bidder fails to increase the deposit, the penultimate highest and best offer will be announced as the Successful Bid, subject to the requirements of this paragraph.

      18. No bidder in the Auction shall be entitled to any termination fee or break-up fee (other than VDC, who may be entitled to a break-up fee under the Postpetition Asset Purchase Agreement, as described below).

      19. Following the Auction or as soon thereafter as the Court's calendar permits, the Successful Bid shall be presented to the Court for approval at the Hearing, so that the sale of the MAC Shares and Warrants can be approved and authorized by the Court to the Successful Bidder.

                               The Sale Hearing
                               ----------------

      20. The Debtor requests that the Court schedule the Hearing for April 15, 1998, or as soon thereafter as the Court's calendar permits. At the Hearing, the Court shall consider the sale of the MAC Shares and Warrants and enter an order (the "Sale Order") authorizing the sale of the MAC Shares and Warrants as follows:

           i. If VDC is the Successful Bidder for the MAC Shares and Warrants, the Debtor requests that the Court enter a Sale Order substantially similar in form to the proposed order attached to this Motion, modified as necessary to reflect the contents of the Successful Bid at the Auction;
                and

           ii. If VDC is not the Successful Bidder for the MAC Shares and Warrants, the Debtor requests that the Court enter an alternative Sale Order approving the Debtor's sale of the MAC Shares and Warrants to the Successful Bidder.

      21. If necessary, any alternative order will be submitted to the Court on the day of the Hearing and will be substantially similar in form and substance to the proposed order attached to the Motion, except as modified to reflect the results of the Auction.

      22. The sale of the MAC Shares and Warrants shall be without representation or warranty of any kind, nature or description by the Debtor, except as set forth in the Postpetition Asset Purchase Agreement.

                   Justifications for the Bidding Procedures
                   -----------------------------------------

      23. The Debtor believes that the Bidding Procedures are the best way to maximize the value of the MAC Shares and Warrants.

                               The Break-Up Fee
                               ----------------

      24. The Postpetition Asset Purchase Agreement provides that, if VDC is not the Successful Bidder with respect to the purchase of all of the MAC Shares and Warrants (including a determination that a Competing Bidder is the Successful Bidder), then the Debtor is required to pay a break-up fee equal to $1,000,000 (the "Break-Up Fee") to VDC. The Debtor is required to pay the Break-Up Fee in consideration of VDC's efforts and expenses incurred in connection with the Postpetition Asset Purchase Agreement and the DIP financing. Thus, the Debtor also hereby requests authority to pay the Break-Up Fee to the extent required under the Postpetition Asset Purchase Agreement.

      25. The Break-Up Fee is beneficial to the Debtor's estate and creditors. VDC's Purchase Offer has established a floor for any further bidding on the MAC Shares and Warrants. If VDC is not the Successful Bidder at the Auction because the Debtor receives a higher and better offer, the Debtor will have benefited from the floor established by the Purchase Offer.

      26. Approval of break-up fees and/or expense reimbursement in connection with the sale of significant assets has become an established practice in chapter 11 asset sales, enabling a debtor to assure a sale to a contractually committed bidder at a price the debtor believes is fair, while providing the debtor with the potential of obtaining even greater benefits for the estate
through an auction process.   This and other courts have approved break-up fees
in numerous other chapter 11 cases.  See, e.g., In re Kupp Acquisition Corp.,
                                     ---  ----  ----------------------------
Case No. 96-1223 (PJW) (Bankr. D. Del. Mar. 3, 1997); In re Anchor (6/955)
                                                      --------------------
Container Corp., Case No. 96-1434 through 96-1516 (PJW) (Bankr. D. Del. Dec.
---------------
1996); In re Sfuzzi, Inc., Case No. 395-35195-HCA-1) (Bankr. N.D. TX Nov. 27,
       ------------------
1996); In re Abrasive Indus. Inc., Case No. 94-135 (HSB) (Bankr. D. Del. Feb.
       --------------------------
22, 1994); In re The Icing, Inc., Case No. 95-512 (PJW) (approval of $200,000
           ---------------------
breakup fee an approximate purchase price of $2.2 million); In re Simmons
                                                            -------------
Upholstered Furniture, Inc., Case No. 94-634 (HSB) (approval of $350,000
---------------------------
termination fee and $300,000 in expense reimbursement on approximate purchase price of $14,000,000); In re Industrial Gen. Corp., Case No. 95-895 (PJW)
                       ---------------------------
(approval of $500,000 termination fee on approximate purchase price of $9.5 million); In re Buddy L. Inc., Case No. 95-235 (HSB) (sale of fitness division
          -------------------
(approval of $157,000 termination fee and $100,000 in expense reimbursement on approximate purchase price of $3.14 million); In re Buddy L. Inc., Case No. 95-
                                              -------------------
235) (sale of toy division) (approval of $800,000 breakup fee and up to $445,000 in expense reimbursement on approximate purchase price of $50 million); In re Tempo Technology Corp., Case No. 95-596 (HSB)
                       ----------------------------
(approval of $150,000 breakup fee including expense reimbursement on approximate price of $150,000 in cash and securities worth $3.5 million); In re Continental
                                                              -----------------
airlines, Inc., Case No. 90-932 (HSB) (approval of $1.5 million breakup fee on
--------------
approximate purchase price of $61 million).

      27.  The Break-Up Fee is within the range established by the precedents
set forth above.   Assuming that the consideration offered by VDC has a value, as of the Hearing, of at least approximately $30 million, the Break-Up Fee represents less than four (4%) percent of the purchase price. Further, the Break-Up Fee is the result of the Debtor's prudent business judgment and has been agreed upon to maximize the value of the MAC Shares and Warrants. If necessary, therefore, the Debtor should be authorized to pay the Break-Up Fee pursuant to the Postpetition Asset Purchase Agreement. See In re Integrated
                                                        --- ----------------
Resources Inc., 135 B.R. 746 (Bankr. S.D.N.Y.), aff'd, 147 B.R. 650 (S.D.N.Y.
--------------                                  -----
1992).

                                    Notice
                                    ------

      28. No trustee or examiner has been appointed in this chapter 11 case. Notice of this Motion has been given to (a) the United States Trustee; (b) all of the Debtor's 20 largest unsecured creditors; (c)MAC; and (d) the Debtor's secured lenders; and (e) the Securities and Exchange Commission. In light of the relief requested herein, the Debtor submits that no other or further notice need be given.



                     [This page intentionally left blank]

      WHEREFORE the Debtor respectfully requests entry of an order granting the relief sought herein and such other and further relief as is just and proper.


                                    WALSH & MONZACK, P.A.


                                    By:____________________________________
                                       Francis A. Monaco, Jr. (#2078)
                                       Joseph J. Bodnar (#2512)
                                       400 Commerce Center
                                       Twelfth and Orange Streets
                                       P.O. Box 2031
                                       Wilmington, DE 19899
                                       (302) 656-8162


                                       Counsel to Debtor and
                                       Debtor-in-Possession

                                             -and-

                                       KLEHR,  HARRISON, HARVEY,
                                        BRANZBURG & ELLERS LLP
                                       Joanne B. Wills, Esquire (#2357)
                                        919 Market Street, Suite 1000
                                        Wilmington, DE 19801
                                        (302) 426-1189

                                        Special Counsel to Debtor and
                                        Debtor-in-Possession


Dated:  March 23, 1998

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE


In re:                        :     Chapter 11

                              :

PORTACOM WIRELESS, INC.,      :     Case No. 98-661 (PJW)

                              :

           Debtor.            :



                NOTICE OF AUCTION TO PURCHASE CERTAIN PROPERTY
                ----------------------------------------------

     PLEASE TAKE NOTICE THAT:

     1. Upon motion (the "Motion") by the above-captioned debtor (the "Debtor"), and pursuant to an order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") dated April 3, 1998 (the "Order"), the above-captioned debtor (the "Debtor") is holding an auction for the purchase of the Debtor's interest in 2,000,000 shares of common stock (the "MAC Shares") in Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share (the "Warrants").

     2. The Debtor will hold the Auction beginning on April 23, 1998 at 10:00 a.m. and continuing if necessary, from day to day until completed, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 1401 Walnut Street, Philadelphia, Pennsylvania 19102. At the Auction, VDC Corporation, Ltd. ("VDC") and all other interested parties will submit their highest and final bids to purchase the MAC Shares and Warrants in accordance with the bidding procedures described below.

     The purchase offer for the MAC Shares and Warrants made by VDC is set forth in the

Post-Petition Asset Purchase Agreement, as amended (the "Purchase Offer").

     3. Participation at the Auction is subject to the terms and conditions approved by the Bankruptcy Court in the Order (the "Bidding Procedures"), including the following:

           (a) The Debtor will not consider offers for less than all of the MAC Shares and Warrants.

           (b) To be eligible for participation in the Auction (as hereinafter defined), offers must:

               (1) be in writing and received by the Debtor's respective counsel indicated below no later that two (2) days prior to the date established for the Auction (i.e., by April 21,
                                                          ----
                    1998);

               (2) be made on terms and conditions that are substantially similar to those set forth in the Postpetition Asset Purchase Agreement;

               (3) contain a minimum initial bid providing consideration at least $2,000,000 higher than the consideration provided by the Purchase Offer;

               (4) be accompanied by a refundable deposit of 10% of the Competing Bid, payable in cash, certified check or cashier's check, which shall be delivered to the Debtor not later than the commencement of the hearing to approve the sale of the MAC Shares and Warrants scheduled for April 23, 1998 at 2:30 p.m. (the "Hearing");

               (5) not be contingent upon any unperformed due diligence investigation by the Competing Bidder, the receipt of financing or any board of directors, shareholders or other corporate approval;

               (6)  agree to close the transaction prior to July 1, 1998;

               (7) be accompanied by proof in a form satisfactory to the Debtor of the Competing Bidder's financial ability to consummate its offer to purchase the MAC Shares and Warrants;

               (8) be in the form of a final written contract that will contain terms and conditions substantially similar to the Postpetition Asset Purchase Agreement signed by the Competing Bidder which, when and if determined by the Debtor and the Court to be the highest and best offer for the MAC Shares and Warrants (the "Successful Bid"), can be immediately countersigned by the Debtor and shall constitute a binding agreement between the parties thereto; and

               (9) acknowledge that the offer shall remain open and irrevocable until the earlier of (a) entry of an order approving the sale of the MAC Shares and Warrants, or (b) consummation of an agreement with any Competing Bidder.

         (c) All offers are subject to approval of the Court at the Hearing.

     4.  At the Auction, the following procedure will be utilized:

         (a) VDC and all other interested parties will submit their highest and best bids to purchase the MAC Shares and Warrants.

         (b) For purposes of determining whether a Competing Bid is higher and better than the Purchase Offer, the shares of VDC common stock will be valued based upon the mean of the last bid and ask prices per share as listed on the NASD Electronic Bulletin Board or other similar interdealer quotation system through which bid and ask prices for VDC are submitted, or any national securities exchange on which VDC is listed, for the consecutive five (5) trading days immediately preceding the Auction. In the event VDC is not trading on any exchange for the five (5) prior to the Auction, the value of VDC common stock shall be the fair market value as reasonably determined by an investment banking firm selected by the Debtor, with the costs of such appraisal to be borne by the Debtor.

         (c) At the commencement of the Auction, the Debtor will announce which bid (including the Purchase Offer and any Competing Bid) was the highest and best initial offer (the "Opening Bid"). Thereafter, the Debtor will open the bidding to submissions which are higher and better than the Opening Bid. Such bids, other than the minimum initial bid described in paragraph 3(b)(3) above, must be submitted in minimum increments of $100,000, until such time as the Debtor announces the Successful Bidder.

         (d) The Debtor reserves the sole discretion to determine which bidder is the Successful Bidder.

         (e) At the time the Successful Bidder is announced at the Auction, and in the event that such a Successful Bidder is a Competing Bidder, the Successful Bidder shall increase its deposit to 20% of the Successful Bid, which deposit shall be nonrefundable. If the Successful Bidder fails to increase the deposit, the penultimate highest and best offer will be announced as the Successful Bid, subject to the requirements of this paragraph.

     5. A hearing to approve the sale of the MAC Shares and Warrants to the highest and best bidder will be held on April 23, 1998 at 2:30 p.m. (Prevailing Eastern Time) at the Bankruptcy Court, 824 N. Market Street, 6th Floor, Wilmington, Delaware 19801.

     6.  This Notice is qualified in its entirety by the Order.

     7. Copies of the Order and the Postpetition Asset Purchase Agreement, as amended, are available upon request, at the Debtor's expense, from (a) Delaware Legal Copy (302) 426-1500, or (b) the below-listed counsel.

Dated: April 6, 1998
Wilmington, Delaware



                                    BY ORDER OF THE COURT



WALSH & MONZACK, P.A.
400 Commerce Center
Twelfth and Orange Streets
P.O. Box 2031
Wilmington, DE 19899
Attn:  Francis A. Monaco, Jr., Esquire

Counsel to the Debtor and
Debtor-in-Possession


     -and-


KLEHR,  HARRISON, HARVEY,
 BRANZBURG & ELLERS LLP
1401 Walnut Street
Philadelphia, Pennsylvania  19102-3163
(215) 569-6060
Attn:  Jeffrey D. Kurtzman, Esquire

Special Counsel to the Debtor
and Debtor in Possession

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE


In re:                        :     Chapter 11

                              :

PORTACOM WIRELESS, INC.,      :     Case No. 98-661 (PJW)

                              :

           Debtor.            :



           ORDER (A) ESTABLISHING BIDDING PROCEDURES AND APPROVING A
           BREAK-UP FEE IN CONNECTION WITH THE SALE OF THE DEBTOR'S
                INTEREST IN CERTAIN PROPERTY OF THE ESTATE AND
                  (B) APPROVING THE FORM AND MANNER OF NOTICE
                  -------------------------------------------

     Upon consideration of the motion (the "Motion") of PortaCom Wireless, Inc. (the "Debtor"), for an order approving certain bidding and notice procedures to be employed in connection with the sale of the Debtor's interest in 2,000,000 shares of common stock (the "MAC Shares") in Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share (the "Warrants") pursuant to 11 U.S.C. (S)(S) 363(b) and (f) and Fed. R. Bankr. P. 6004; and upon the record in this case; and the relief requested being appropriate and in the best interests of the Debtor's estate; and adequate and sufficient notice of the Motion having been given; and it appearing that no further notice need be given; and it appearing that good cause exists for the relief requested in the Motion; and this Court having found and determined that the relief requested by the Debtor is necessary;

     IT IS HEREBY ORDERED THAT:

     1.  The Motion is granted.
     2. The Bidding Procedures set forth in the Motion shall be, and hereby are, approved.

     3. The Debtor shall be, and hereby is, authorized to sell the MAC Shares and Warrants in accordance with the Bidding Procedures, subject to the approval of the Court at a hearing (the "Hearing") scheduled for April 23, 1998 at 2:30 p.m. (Prevailing Eastern Time).

     4. The Debtor shall be, and hereby is, authorized to pay the Break-Up Fee, as required pursuant to the Postpetition Asset Purchase Agreement at Closing from the sale proceeds derived from another buyer without further order of the Court.

     5. The form and manner of the notice of the Bidding Procedures described in the Motion, including the publication and service of the Auction Notice, shall be, and hereby is approved as sufficient notice of the Bidding Procedures.

     6. Without implying that any Competing Bidder is a party in interest with respect to the Hearing, VDC Corporation, Ltd. is a party in interest entitled to be heard at the Hearing.

     7. This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order.


Dated:     Wilmington, Delaware
           April 3, 1998


                              __________________________________
                              United States Bankruptcy Judge